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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 dated December 11, 1997 pertaining to the Stock Option Agreement between Robert F.X. Sillerman and SFX Broadcasting, Inc. and to the incorporation by reference therein of our report dated February 20, 1997, except for Note 14 as to which the date is March 27, 1997, with respect to the consolidated financial statements and schedule of SFX Broadcasting, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP



New York, New York
December 10, 1997